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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE


Contact:  Jim Griffith
          Senior Vice President
          Investor Relations and
          Corporate Communications
          (501) 484-6912

                                                      [BEVERLY ENTERPRISES LOGO]

                        BEVERLY ANNOUNCES COMPLETION OF
                             PCA / CAPSTONE MERGER

(FORT SMITH, ARKANSAS, December 3, 1997) -- Beverly Enterprises, Inc. (NYSE:BEV) today announced the completion of the merger of Beverly's institutional pharmacy business, Pharmacy Corporation of America (PCA), into Capstone
Pharmacy Services, Inc. The transaction was effective as of the close of business on December 3, 1997, and the combined pharmacy companies will be renamed PharMerica, Inc. (NASDAQ:DOSE).

Beverly stockholders of record at the effective date will receive one share of a holding company recently organized to own all Beverly non-pharmacy subsidiaries ("New Beverly") and approximately .44 (forty-four one-hundredths) of a share of PharMerica for each share of Beverly they own, as a result of Capstone issuing approximately 50 million additional shares. New Beverly will operate under the name Beverly Enterprises, Inc. and trade on the New York Stock Exchange and Pacific Stock Exchange using the symbol BEV. It is anticipated that from December 4 through December 15, New Beverly stock will trade on a "when issued" basis and that on December 16, 1997, "regular way" trading in New Beverly stock would begin. It is anticipated that, on or about December 12, 1997, PharMerica will mail letters to Beverly stockholders setting forth the exact conversion number and instructions on how to exchange Beverly shares for PharMerica shares. Beverly expects to mail stock certificates of "New Beverly" on or about December 15, 1997.

As part of the transaction, PCA repaid $275 million of debt to Beverly. Beverly used these proceeds to reduce its own debt. Based on the $11.3125 per share closing price of Capstone stock on December 3, the total value of the transaction to Beverly stockholders is approximately $840.6 million.

Beverly Enterprises is the leading provider of post-acute healthcare in the United States. It operates 570 skilled nursing facilities, as well as transitional acute care hospitals, assisted living centers, outpatient therapy clinics, and home health centers. Beverly provides medical cost containment and managed care services in a nationwide network spanning 35 states and the District of Columbia. Additional information on the Company is available on Beverly's Website at WWW.beverlynet.com.


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